CO - ADMINISTRATION AGREEMENT


      THIS AGREEMENT is made November 1, 2005, by and between VICTORY CAPITAL MANAGEMENT INC. ("VICTORY"), an Ohio corporation, and The Victory Portfolios, a Delaware statutory trust (the "Trust").

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

      WHEREAS, the Trust desires to retain VICTORY as a co-administrator of the Trust to perform certain fund administration services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule C, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

      WHEREAS, VICTORY is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, the parties hereto wish to enter into this Agreement in order to set forth the terms under which VICTORY will perform the services set forth herein for the Trust.

      NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

      1.    Retention of VICTORY/ Responsibilities of the Co-Administrator.

      (a) The Trust hereby appoints VICTORY as a co-administrator of the Trust. BISYS Fund Services Ohio, Inc. ("BISYS") will serve as the other co-administrator of the Trust pursuant to a separate co-administration agreement (the "Bisys Co-Administration Agreement") between the Trust and BISYS. VICTORY and BISYS are referred to herein collectively as the "Co-Administrators." VICTORY as Co-Administrator will provide the services set forth herein. VICTORY shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Funds in any way, and shall not be deemed an agent of the Trust or any Funds.

      (b) The rights and obligations of each of the Co-Administrators are several, not joint. VICTORY shall not be responsible for the performance of the duties and responsibilities of BISYS, nor shall VICTORY be liable for the actions of BISYS.

      2.    Responsibilities of VICTORY as the Co-Administrator.

      VICTORY shall perform the administration services set forth in Schedule A. VICTORY shall perform such other administration services, and furnish such other reports, for the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay VICTORY the amounts agreed upon between them.

      VICTORY may, at its expense, utilize agents in its performance of its services; provided, however, that (i) the approval of the Board of Trustees of the Trust (the "Board") shall be required to establish an arrangement in which a sub-agent of VICTORY acts as sub-administrator (a "Sub-Agent"); and (ii) any agent (including any Sub-Agent) retained by VICTORY shall be the agent of VICTORY and not the agent the Trust, and VICTORY shall be fully responsible for the acts of any such agent (or Sub-Agent) and shall not be relieved of any of its responsibilities hereunder by the appointment of such agent (or Sub-Agent). In the event that a Sub-Agent is retained by VICTORY at the request or instruction of the Trust, the foregoing shall not apply to the extent it is inconsistent with any written agreement(s) entered into by the parties with respect to such arrangement.

      3.    Allocation of Charges and Expenses.

      VICTORY shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder, except as provided herein; provided, however, that the Trust shall reimburse VICTORY for its reasonable travel and related expenses incurred in attending Board meetings. VICTORY shall also furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. VICTORY shall pay all compensation, if any, of officers of the Trust who are its own officers, employees or directors or who are officers employees or directors of its affiliated entities. Unless otherwise specifically provided herein, VICTORY shall not be obligated to pay the compensation of any employee or agent of the Trust (who is not an officer employee or director of the VICTORY or its affiliated entities) retained by the Board.

      The Trust will pay or cause to be paid any other expenses incurred in the operation of the Funds that are not otherwise allocated herein (or subject to another contractual arrangement between the parties or are to be paid under the Bisys Co-Administration Agreement), including, without limitation, Fund organization costs, taxes, expenses for Fund legal and auditing services, costs of maintaining corporate existence, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds ("Shares"), the cost of custodial services, transfer and dividend disbursing agents' fees, fund accounting agents' fees, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of VICTORY or any affiliate of VICTORY, Trust meetings, insurance, interest, brokerage costs, and commissions, if any, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

      4.    Compensation of VICTORY

      (a) The Trust shall pay VICTORY for its respective services to be provided under this Agreement the fees set forth in the fee schedule set forth in Schedule B. For purposes of determining fees, the value of each Fund's net assets shall be computed in accordance with the terms of the Fund's Prospectus. Such fee as is attributable to each



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

Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. No individual Fund shall have any responsibility for any obligation, if any, with respect to any other Fund arising out of this Agreement.

      In addition, the Trust shall also reimburse VICTORY for all of its reasonable out-of-pocket expenses.

      (b) If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, VICTORY's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth on Schedule B.

      (c) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      5.    Term.

      (a) This Agreement becomes effective on the date first set forth above (the "Effective Date"). Upon the Effective Date, the services, compensation and expense provisions of this Agreement shall become fully effective. This Agreement shall continue in effect for a period of two years from the Effective Date, until October 31, 2007 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"); provided that such continuance is specifically approved by a vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, and by the vote of the Trusts Board of Trustees or a majority of the outstanding voting securities of such Fund. This Agreement may be terminated (i) by provision of a written notice of non-renewal at least sixty
(60) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. In addition, the Trust may terminate this Agreement upon written notice to VICTORY in the event that the Bisys Co-Administration Agreement has terminated; provided, however, that such termination will be subject to payment of liquidated damages pursuant to Section 5(d) of this Agreement.

      (b) For purposes of this Section 5, "Cause" shall mean (i) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the



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

United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. VICTORY shall not terminate this Agreement pursuant to clause (i) above based solely upon the Trust's failure to pay an amount to VICTORY which is the subject of a good faith dispute, if (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      (c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that VICTORY in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by VICTORY but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. In the event of a termination other than a termination for cause, VICTORY shall be entitled to collect from the Trust, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of VICTORY's reasonable cash disbursements in connection with VICTORY's activities in effecting such termination, including without limitation, the delivery to the Trust, and/or other parties of the Funds' property, records, instruments and documents. Subsequent to such termination, for a reasonable fee, VICTORY will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

      (d) If for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, or (iii) "cause" for termination of VICTORY hereunder, VICTORY's services are terminated hereunder, VICTORY is replaced as a Co-Administrator, or if a third party is added to perform a substantive portion of the administration services to be provided by VICTORY under this Agreement (excluding any Sub-Agent appointed as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to VICTORY equal to the balance that would be due VICTORY for its services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12) months remain until the end of the then-current term, the number of months remaining in the then-current term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by VICTORY for each month shall be based upon the average fees payable to VICTORY monthly during the twelve (12) months prior to the date that services terminate, VICTORY is replaced or a third party is added; provided, however, that this liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons, as determined by the Board. The calculation of payments to VICTORY by reference to the period of up to twelve months contemplated by the preceding sentence shall apply only during this Agreement's initial two-year term; during any subsequent Rollover Period, the maximum reference period for such payments shall be six months. For the avoidance of doubt, the Trust may terminate this Agreement



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

at any time upon not less than 60 days' written notice to VICTORY, provided that the Trust otherwise complies with all applicable provisions of this Agreement, including, without limitation, the obligation to pay liquidated damages where applicable.

      (e) The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, VICTORY is replaced or a third party is added.

      (f) In the event the Trust or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which VICTORY is not retained to provide administration services consistent with this Agreement to the successor fund or funds, if any.

      (g) The parties further acknowledge and agree that, in the event services are terminated, VICTORY is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by VICTORY would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate VICTORY for damages incurred and is not intended to constitute any form of penalty.

      6.    Standard of Care; Uncontrollable Events; Limitation of Liability.

      VICTORY shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Trust for any action taken or omitted by it in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of VICTORY shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against VICTORY hereunder.

      VICTORY shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, VICTORY shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, VICTORY does not assume any responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond VICTORY's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, VICTORY shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.



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

      VICTORY shall provide the Trust, at such times as the Trust may reasonably request, copies of reports rendered by independent public accountants on its internal controls and procedures relating to the services provided by it under this Agreement.

      NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL VICTORY, ITS AFFILIATES OR ANY OF ITS OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      7.    Legal Advice.

      VICTORY shall notify the Trust at any time VICTORY believes that it is in need of the advice of counsel to the Trust with regard to VICTORY's responsibilities and duties pursuant to this Agreement. The Trust may authorize counsel to the Trust to give such advice to VICTORY; provided, however, this Agreement shall not obligate counsel to the Trust to give any such advice, and counsel to the Trust is free to decline to provide such advice for any reason or for no reason. To the extent that counsel to the Trust provides any such written advice, which advice will be at the Trust's expense, VICTORY may rely on such advice. VICTORY may rely upon any other written advice provided by any other counsel, accountant or other expert authorized in writing by the Trust to provide such advice to VICTORY, which authorization will not be unreasonably withheld or delayed. In no event shall VICTORY be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to written advice provided by an expert explicitly authorized by the Trust. In the event that the Trust does not authorize such other expert to provide advice to VICTORY, VICTORY may, at its own cost and at its own risk, obtain its own legal advice from its own counsel or other experts.

      As to the services to be provided hereunder, this Agreement sets forth the terms and conditions under which the services described herein are to be performed. To the extent of any inconsistency between this Agreement and any description, if any, of the services to be provided hereunder that may be contained in the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, VICTORY may rely on the description contained in that Prospectus or Statement of Additional Information unless VICTORY receives written instructions to the contrary in a timely manner from the Trust. .

      8.    Instructions / Certain Procedures, etc.

      VICTORY shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by a duly authorized person on behalf of the Trust. Unless VICTORY is otherwise aware, VICTORY will not be held



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

to have notice of any change of authority of any officers, employees or agents of the Trust or the Adviser until receipt of actual notice thereof from the Trust.

      In performing the Services, VICTORY may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Trust. VICTORY shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, excluding VICTORY employees.

      9.    Indemnification.

      The Trust agrees to indemnify and hold harmless VICTORY, and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from VICTORY's performance of services under this Agreement or based, if applicable, upon its reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to it by the Trust, or other authorized agents of the Trusts with which VICTORY must interface in providing services; provided that this indemnification shall not apply to actions or omissions of VICTORY involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      VICTORY shall indemnify, defend, and hold the Trust, and its directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from VICTORY's willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.



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

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      10.   Record Retention and Confidentiality.

      VICTORY shall keep and maintain all books and records which are customary or which are required to be kept in connection with VICTORY's services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. VICTORY further agrees that all such books and records shall be the property of the Trust. VICTORY shall surrender such documents promptly to the Trust on request, and make them available for inspection by the Trust, or by the Commission upon demand.

      VICTORY shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) VICTORY is advised by counsel that it may incur liability for failure to make a disclosure, (iii) VICTORY is requested to divulge such information by a court, governmental agency or entity or by a self-regulatory organization registered under the Securities Exchange Act of 1934, or (iv) as requested or authorized by the Trust (including pursuant to its policies and procedures). VICTORY shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

      11.   Return of Records.

      VICTORY shall promptly upon the Trust's demand, turn over to the Trust and cease to retain the files, records and documents created and maintained by it pursuant to this Agreement which are no longer needed by it in the performance of its services or for its legal protection.

      12.   Representations and Warranties of the Trust.

      The Trust represents and warrants to VICTORY that:



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

            (a) The Trust is a trust duly incorporated and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations;

            (d) This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      13.   Representations and Warranties of VICTORY.

      VICTORY represents and warrants to the Trust that:

            (a) It is a corporation duly incorporated and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

            (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

            (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder;

            (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its' equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

            (e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.



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

            (f) It will maintain sufficient and experienced personnel and an adequate infrastructure to enable it to perform its obligations hereunder.

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY VICTORY ARE COMPLETELY DISCLAIMED.

      14.   Insurance.

      VICTORY shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, VICTORY shall provide evidence that coverage is in place. VICTORY shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. VICTORY shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by VICTORY under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      15.   Information to be Furnished by the Trust.

      The Trust will furnish to VICTORY the following upon request:

                  (i) A  copy  of the  Trust's  Certificate  of  Trust  and  any amendments thereto;

                  (ii) A copy of the Trust's By-laws and any amendments thereto;

                  (iii) A copy of the  resolutions  of the Board  regarding  (A)
            approval of this Agreement and authorization for the Trust to instruct VICTORY hereunder; and (B) authorization of VICTORY to act as Co-administrator for the Trust;

                  (iv) A certified list of all officers of the Funds,  including the Funds' AML Compliance Officer, and any other persons together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct VICTORY in all matters. Any delay in delivery of this list shall not relieve the Co-Administrator of any actual knowledge it may possess of any change in authority of persons authorized to provide instructions to VICTORY;

                  (v) A copy of the AML Program,  including any related policies and procedures;


                  (vi) The Trust's most recent  Post-Effective  Amendment to its
            Registration Statement(s) under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act, on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") relating to the Shares and any further amendment thereto;

                  (vii) Notification of registration of the Trust under the 1940
            Act on Form N-8A as filed with the Commission;

                  (viii) Prospectuses and Statements of Additional Information of the Trust with respect to the Funds (such prospectuses and statements of additional information, as presently in effect and as they shall from time to time be amended and supplemented, herein called individually, the "Prospectus" and collectively, the "Prospectuses"); and

                  (ix) The Trust DCPs (as hereinafter defined).

            (b) The Trust shall furnish VICTORY written copies of any amendments to, or changes in, any of the items referred to in Section 15(a) hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the AML Program, or the Trust DCPs which might have the effect of changing the procedures employed by VICTORY in providing the services agreed to hereunder or which amendment might affect the duties of VICTORY hereunder unless the Trust first obtains VICTORY's approval of such amendments or changes, which approval shall not be withheld unreasonably.

            (c) VICTORY may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 15(a), and shall be entitled to indemnification in accordance with Section 9 below with regard to such reliance.

            (d) The Trust represents and warrants that (A) the provision of certain officers of the Trust by VICTORY, as provided in Section 17 of this Agreement, has been approved by the Board, and (B) each of the individuals nominated by VICTORY as the Trust's AML Compliance Officer or Financial Officer has been approved and appointed as an officer of the Trust by the Board.

            (e) VICTORY shall be deemed to have received any document with respect to the Trust that is filed with the SEC and available on EDGAR, unless the Trust files such document without VICTORY's knowledge.

      16.   Information Furnished by VICTORY.

      VICTORY will furnish to the Trust upon request, evidence of the approval of this Agreement by VICTORY, and authorization of a specified officer of VICTORY to execute and deliver this Agreement;

      17.   Compliance with Laws Provision of Executive Officers.

            (a) Prospectus and Public Offering. Except for information VICTORY is obligated to keep pursuant to Section 10 hereof and as specifically provided in the schedules hereto, the Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Trust in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. VICTORY shall have no obligation to take cognizance hereunder of laws relating to the sale of the Trust's shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

            (b) Anti-Money Laundering Provisions. The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act and shall comply with the such Acts and applicable regulations adopted thereunder (such Acts and regulations collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to VICTORY.

            (c)   Provision of Certifying Officer

                  Subject to the provisions of this Section 17(d) and Section 17(e) below, VICTORY shall make a VICTORY employee available to the Trust to serve, upon designation as such by the Board, as the Principal Executive officer of the Trust or under such other title to perform similar functions (a "Certifying Officer"). VICTORY's obligation in this regard shall be met by providing an appropriately qualified employee of VICTORY (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. VICTORY shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as a Certifying Officer, in VICTORY's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

                  For so long as VICTORY provides a Certifying Officer, (a) there shall be a DCP Committee (as defined below), and (b) the Trust's disclosure and control procedures (the "Trust DCPs") shall contain (or the Trust and VICTORY shall otherwise establish) mutually agreeable procedures governing the certification of Form N-CSR, Form N-Q, and any other forms required to be certified pursuant to Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (collectively, "SO Laws" and such forms, collectively, "Reports"), and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

                        (i) The Co-Administrators shall establish and maintain a Disclosure Controls and Procedures Committee (the "DCP Committee") to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer, and Chief Legal Officer (if
                              any) and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Trust Reports (or any information from which such information is derived), including the Funds' investment advisors, custodians, and other service providers to the Trust or any Fund ("Other Providers"). The Co-Administrators may from time to time request appropriate approvals from the Board with respect to the DCP Committee.

                        (ii) The Trust shall require (A) that sub-certifications on internal controls, upon which the Certifying Officer may rely in certifying Reports, be provided by Other Providers in form and content reasonably acceptable to the Certifying Officer and consistent with the SO Laws, and (B) that such sub-certifications are delivered to the DCP Committee and the Certifying Officer sufficiently in advance of the DCP Committee meeting described in (iii) below. VICTORY shall obtain such sub-certifications from such Other Providers.

                        (iii) The DCP  Committee  shall (A) establish a schedule
                              to ensure that all required disclosures in any Report, including the financial statements, for the Trust are identified and prepared in a timeframe sufficient to allow review, (B) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (C) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Trust DCPs as required by the instructions to Form N-CSR or Form N-Q. In conducting its review and evaluations, the DCP Committee shall:

                        A. review SAS 70 reports pertaining to VICTORY and Other Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

                        B. consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, audit committee, and auditors;

                        C. consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose to the Certifying Officers, and the Trust's audit committee and auditors; and

                        D. determine whether there was any change in internal controls over financial reporting that occurred during the Trust's second quarter of the period covered by the Report for Reports on Form N-CSR or during the most recent fiscal quarter for Reports on Form N-Q that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

      A Certifying Officer shall have the full discretion to decline to certify ("Certification") a particular Report that fails to meet the standards set forth in the

Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

      The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under SO Laws. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by VICTORY in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust's DCPs in accordance with applicable laws.

                  (d) Additional Provisions Concerning Executive Officers It is mutually agreed and acknowledged by the parties that any Certifying Officer provided by VICTORY under the provisions of this Section 17 will be executive officers of the Trust ("Executive Officers"). In addition, the parties agree that an AML Compliance Officer shall be considered an Executive Officer of the Trust for purposes of this Section 17(d). The provisions of
                        Sections 17(c) - (d) are subject to the internal policies of VICTORY concerning the activities of its employees and their service as officers of funds (the "VICTORY Policies"), a copy of which shall be provided to the Trust upon request. The Trust's governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

                        The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to other officers holding positions of executive management.

                        In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the VICTORY Policies; (b) a violation of SO Laws, Applicable AML Laws, or Federal or state securities laws and regulations applicable to the Trust ("Applicable Securities Laws"), or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that (in either case) is not primarily caused by the failure of such

                        Executive Officer or VICTORY to meet their own obligations under applicable laws and this Agreement. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above.

                        Each Executive Officer may, and the Trust shall, promptly notify VICTORY of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, the Trust's shareholders or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of SO Laws and other applicable laws).

                        Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary,
                        (a) it is expressly agreed and acknowledged that VICTORY cannot ensure that the Trust complies with Applicable AML Laws, the Applicable Securities Laws or SO Laws, and
                        (b) whenever an employee or agent of VICTORY serves as an Executive Officer of the Trust, as long as such Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify the Executive Officer and VICTORY and hold the Executive Officer and VICTORY harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Executive Officer as an Executive Officer of the Trust.

      18.   Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it c/o Victory Capital Management, Inc., Investment Products Group, 127 Public Square, Cleveland, OH 44114 Attn:
Kathleen A. Dennis, with a copy to Jay G. Baris, Esq. Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022 and a copy to Greg Edgehouse, Sr. V.P. and Managing Counsel, KeyBank N.A., 127 Public Square, 2nd Floor, Cleveland, OH 44114-1306, Mail Code: OH-01-27-0200; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219;

Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      19.   Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 19 shall not limit or in any way affect VICTORY's right to appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

      20.   Governing Law.

      This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      21    Activities of Administrators.

      The services of the Administrators rendered to the Trust hereunder are not to be deemed to be exclusive. VICTORY is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in VICTORY, as officers, employees or otherwise and that partners, officers and employees of VICTORY and its counsel are or may be or become similarly interested in the Trust, and that VICTORY may be or become interested in the Trust as a Shareholder or otherwise.

      22.   Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to VICTORY, or collected or retained by VICTORY in the course of performing its duties as co-administrator, shall be considered confidential information. VICTORY shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of VICTORY involved in servicing the Funds except at the direction of the Trust or the Funds or as required or permitted by law. VICTORY represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. The Trust represents to VICTORY that the Trust has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide VICTORY with a copy of that statement annually.

      23.   Miscellaneous.

            (a)   Paragraph   headings  in  this   Agreement  are  included  for
                  convenience only and are not to be used to construe or interpret this Agreement.

            (b)   This  Agreement  constitutes  the  complete  agreement  of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

            (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

            (d) No provision of this Agreement may be changed, waived, discharged, or terminated except by an instrument in writing signed by the parties to this Agreement. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and VICTORY may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, the AML Program, or the Trust DCPs which might have the effect of changing the procedures employed by VICTORY in providing the services agreed to hereunder or which amendment might affect the duties of VICTORY hereunder unless the Trust first obtains VICTORY's approval of such amendments or changes, which approval shall not be withheld unreasonably.

            (e) It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Certificate of Trust.

            (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. .

            (g) The names "The Victory Portfolios" and "Trustees of The Victory Portfolios" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed on December 21, 1995 at the office of the Secretary of State of the State of Delaware which is hereby referred to and is also on file at the principal office of the Trust.

            (h) Every reference to a Fund will be deemed a reference solely to the particular Fund (as set forth in Schedule C, as may be amended from time to time). Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, VICTORY shall not have any right to set off claims of a Fund by applying property of any other Fund.

            24.   Rights of Ownership.

      All computer programs, systems and procedures employed or developed by VICTORY, or on behalf of VICTORY by system providers or vendors used by VICTORY, to perform services required to be provided by VICTORY under this Agreement are the property of VICTORY. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Trust. All such records and other data which is the property of the Trust shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                    THE VICTORY PORTFOLIOS

                                    By:  /s/ Kathleen A. Dennis
                                         ----------------------------

                                    Name:  Kathleen A. Dennis
                                    Title:  President


                                    VICTORY CAPITAL MANAGEMENT INC.

                                    By:  /s/ Mark H. Summers
                                         -----------------------------

                                    Name: Mark H. Summers

                                    Title: CAO

                                   SCHEDULE A
                       TO THE CO-ADMINISTRATION AGREEMENT
       BETWEEN THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.


              CO -ADMINISTRATION SERVICES TO BE PROVIDED BY VICTORY


            1. Coordinate, subject to review by counsel to the Trust, (i) the annual update to the Trust's registration statement on Form N-1A, (ii) other amendments to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file same with the Securities and Exchange Commission (the "SEC") upon the request of the Trust or counsel to the Trust;

            2. Coordinate with the other co-administrator the preparation of, with the assistance and approval of counsel and officers of the Trust, drafts of communications to shareholders of record of the Funds ("Shareholders"), including the annual report to Shareholders and prepare drafts of the certified semi-annual report for each Fund;

                  In connection with the foregoing, the Trust shall assist and cooperate with VICTORY (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with VICTORY) to facilitate the delivery of information requested by VICTORY in connection with the preparation of the Trust's Form N-CSR, including Trust financial statements, so that VICTORY may submit a draft Report to the Trust's Disclosure controls and Procedures Committee ("Fund DCP committee") prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Trust shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Trust or its Certifying Officers, VICTORY shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents. The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under SO Laws. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by
                  VICTORY in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Trust DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by VICTORY (in order to print, distribute and/or file the same hereunder),
                  (b) evaluation of the effectiveness of the design and operation of the Trust DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and
                  (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws;

            3. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

            4.    Administer  contracts  on  behalf  of the  Trust  with,  among
                  others,   the   Trust's   investment   adviser,   distributor,
                  custodian, transfer agent and fund accountant;

            5.    Assist with the layout and printing of prospectuses and assist
                  with  and  coordinate   layout  and  printing  of  the  Funds'
                  semi-annual and annual reports to Shareholders;

            6. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

            7. Provide daily and periodic compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, each Fund's investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund's accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by the investment adviser(s), and notify appropriate Fund officers and advisor of mark-to-market issues pursuant to Board-approved procedures. VICTORY will also provide the Board with quarterly results of compliance reviews;

            8. Coordinate the implementation of service arrangements covered by Shareholder Service Plans adopted by the Board with the financial institutions that serve, or propose to serve, as shareholder services agents thereunder ("Shareholder Service Agents"); review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; and coordinate and assist in the Trust's execution and delivery of Shareholder Service Agreements;

            9. Assist the Trust and provide on-site personnel in preparing responses to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates.

            10. Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;

            11. Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to Victory's services hereunder, except as otherwise provided in this Agreement, upon designation as such by the Board);

            12. Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board;

            13. Prepare for Board meetings by (i) preparing and coordinating collection of the relevant sections of the Board materials pertaining to the responsibilities of VICTORY and the various service providers, (ii) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (iii) attending Board meetings, and (iv) performing such other Board meeting functions as agreed by the parties;

            14. Not less frequently than annually, review the business of the Trust and the services provided by the Co-Administrators and determine: (a) that said services are adequate and complete so as to provide the Funds with all administrative services required by applicable laws and rules and the business needs of the Trust and (b) whether additional or supplemental services are necessary for the operation of the

                  Funds and inform the Board of Trustees of the Trust how these additional or supplemental services, if any, shall be provided and what additional costs and fees would be associated with same.

            15. Notify BISYS and Fund counsel of all documents filed by VICTORY with the SEC.

                                   SCHEDULE B
                      TO THE CO - ADMINISTRATION AGREEMENT
       BETWEEN THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.


The Trust shall pay VICTORY on the first business day of each month, or at such time(s) as VICTORYshall request and the parties shall agree the following fees for the services provided under this Agreement at the annual rates set forth below. For these purposes, the rate at which the asset-based fees are applied is determined by aggregating the assets of all Funds together. The fees are accrued daily and paid monthly:



Average daily net assets                  Annual Fee

First $10 Billion                           0.058%
Over $10 Billion                            0.055%

                                   SCHEDULE C
                      TO THE CO - ADMINISTRATION AGREEMENT
       BETWEEN THE VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

                                      FUNDS
                              Victory Balanced Fund
                         Victory Diversified Stock Fund
                        Victory Intermediate Income Fund
                        Victory Ohio Municipal Bond Fund
                         Victory Prime Obligations Fund
                           Victory Special Value Fund
                            Victory Stock Index Fund
                       Victory Tax-Free Money Market Fund
                               Victory Value Fund
                         Victory Financial Reserves Fund
                             Victory Fund for Income
                     Victory Institutional Money Market Fund
                      Victory National Municipal Bond Fund
                    Victory Ohio Municipal Money Market Fund
                        Victory Federal Money Market Fund
                            Victory Convertible Fund
                    Victory Gradison Government Reserves Fund
                     Victory Small Company Opportunity Fund
                         Victory Established Value Fund
                           Victory Focused Growth Fund